UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: May 3, 2016
Date of earliest event reported: April 29, 2016
Hooper Holmes, Inc.
(Exact name of registrant as specified in its charter)

New York	001-09972	22-1659359
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

560 N. Rogers Road, Olathe, KS	66062
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 764-1045

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On April 29, 2016, Hooper Holmes, Inc. and subsidiaries (the “Company”) entered into a Credit and Security Agreement (the “Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (the “Lender”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Agreement.
The Agreement provides the Company with a revolving credit facility, the proceeds of which are to be used for general working capital purposes and capital expenditures. Under the terms of the Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed $7 million, subject to certain loan balance limits based on the value of the Company’s eligible collateral (the “Revolving Loan Commitment Amount”). The Agreement has a term of three years, expiring on April 29, 2019.
Borrowings pursuant to the Agreement will bear interest at a fluctuating rate that when annualized is equal to the Prime Rate plus 5.5%, subject to increase in the event of a default.
In connection with the Agreement, the Company paid to the Lender a $140,000 facility fee. Monthly, the Lender will receive an unused line fee equal to one-half of one percent (0.5%) per annum of the difference derived by subtracting (i) the greater of (x) the average daily outstanding balance under the Revolving Facility during the preceding month and (y) the Minimum Balance, from (ii) the Revolving Loan Commitment Amount and also a collateral management fee equal to one-half of one percent (0.5%) per annum of the Revolving Loan Commitment Amount.
The Agreement contains customary representations and warranties and various affirmative and negative covenants including minimum aggregate revenue, EBITDA, and consolidated unencumbered liquid assets requirements.
Borrowings under the Agreement are secured by a security interest in all existing and after-acquired property of the Company, including, but not limited to, its receivables (which are subject to a lockbox account arrangement), inventory and equipment.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 1.02.    Termination of a Material Definitive Agreement.
As of April 29, 2016, the Company terminated its Loan and Security Agreement, as amended, dated February 28, 2013 (the “Ares Line of Credit”), with ACF FinCo I LP (“Ares”), as assignee of Keltic Financial Partners II, LP. The Agreement replaces the Ares Line of Credit, which provided a similar credit facility to the Company. The termination of the Ares Line of Credit and execution of the Agreement, as described above, eliminates the requirement of the Company to issue to SWK Funding LLC, the holder of the Company’s ongoing April 2015 term loan, an additional warrant to purchase common stock of the Company valued at $1.25 million. An early termination fee of $140,000, approximately $30,000 of legal fees, and approximately $107,000 of other ordinary course fees, accelerated due to the termination of the Ares Line of Credit, were rolled into the opening outstanding borrowings under the Agreement.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See the description of the Agreement under Item 1.01.
Item 8.01.    Other Events.
On May 2, 2016, the Company issued a press release announcing the Agreement with the Lender and the termination of the Ares Line of Credit.
Item 9.01.      Financial Statements and Exhibits.
(d)     Exhibits.

The following exhibits are furnished as part of this report:

Exhibit No.	Description of Exhibit
10.1	Credit and Security Agreement dated April 29, 2016, between the Lender and the Company
99.1	Press release dated May 2, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOPER HOLMES, INC.

Dated: May 3, 2016	By:	/s/ Steven R. Balthazor
Steven R. Balthazor, CFO